Exhibit 5.3

CONSENT OF KPMG LLP

To the Directors of
Glamis Gold Ltd.

     We consent to the use of our audit report dated February 6, 2004 on the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 2003 and 2002, and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2003 incorporated by reference in the Registration Statement on Form F-10 filed by Glamis Gold Ltd. on or about January 7, 2005, and to the reference to our firm under the heading “Experts” therein.

/s/ KPMG llp Chartered Accountants

Vancouver, Canada
January 7, 2005